MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

CORPORATE PARTICIPANTS

Tom Spaeth Powerwave Technologies, Inc. - VP and Treasurer

Kevin Michaels Powerwave Technologies, Inc. - President and CEO

Ron Buschur Powerwave Technologies, Inc. - CFO and Secretary

CONFERENCE CALL PARTICIPANTS

Mike Walkley Canaccord Genuity - Analyst

Jason North Jefferies & Company - Analyst

Amer Tiwana BRT Capital Markets - Analyst

Randy Laufman Imperial Capital - Analyst

Arun Seshadri Credit Suisse - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first-quarter 2012 Powerwave Technologies earnings conference call. My name is Lisa and I will be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today — Mr. Tom Spaeth, Treasurer. Please proceed, sir.

Tom Spaeth - Powerwave Technologies, Inc. - VP and Treasurer

Thank you. Good afternoon and welcome to Powerwave Technologies’ first-quarter 2012 financial results conference call. I am Tom Spaeth, Powerwave’s Treasurer. Joining us on today call will be Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans, and prospects for Powerwave including, but not limited to, anticipated revenues and revenue growth rates, improvements in sales, the split between operator and OEM sales, operating margins, gross profit margins, earnings-per-share levels, operating expense targets, cash flow projections, revenues composition, supply chain constraints and shortages, manufacturing levels, the benefits of the Tatfook transaction, the timing and closing of the Tatfook transaction, improvements in cost structures, future cost savings related to our cost reduction activities, the timing of restructuring actions and associated cost savings, our ability to reduce our use of cash, the availability of cash resources, demand levels for the Company’s product lines, including demand for the Company’s advanced technology products in government markets, success in qualifying new products with customers, projected growth in various markets including government, public safety and defense, trends in the wireless infrastructure market, including adoption of 4G capabilities and increases in spending by North American operators on their networks, the timing of product deliveries and future orders, the Company’s ability to grow its core wireless business and enter into and compete in vertical markets for its products, such as government and defense markets, common stock prices, the Company’s ability to resolve new product production issues, debt purchases, the Company’s ability to refinance its debt, success of new products and market acceptance in new vertical markets, expense levels, capital expenditure rates, inventory turns, tax rates and days sales outstanding are all forward-looking statements, which are intended to qualify for the Safe Harbor from liability established by the Private Securities Reform Act of 1995.

These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, our ability to increase sales and conserve cash, our reliance on a limited number of customers, our ability to control operating costs and conserve cash, our ability to realize anticipated cost savings and synergies, execute restructuring activities in a timely fashion without negatively impacting our business, a negative impact on demand for our products due to the macroeconomic department, reduced demand due to industry consolidation among our major customers, delays or cancellations of wireless network capacity expansions and buildouts for both existing and new 4G networks, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the ability to refinance debt, the ability to enter into new markets for our products and solutions, the impact of competitive products and pricing, economic and political conditions, the loss of one or more significant customer accounts, delays in the closing of the Tatfook transaction, any difficulty in transitioning China manufacturing operations to Tatfook and the possibility of disruptions in the supply of our products.

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

Please refer to our press release, Powerwave’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied. In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at Powerwave.com and on Business Wire.

The press release also has detailed information concerning several of the significant items impacting our results and we urge you to review that information.

Now I am going to turn the call over to Kevin Michaels, Powerwave’s Chief Financial Officer.

Kevin Michaels - Powerwave Technologies, Inc. - President and CEO

Thank you, Tom. With all of these risk factors in mind, I would like to start by reviewing our financial results which are also summarized in our press release.

Net sales for the first quarter of 2012 were $43.3 million and we reported a GAAP net loss of $57.9 million, which equates to a basic loss per share of $1.83. This includes a total of $1.3 million of non-cash debt interest accretion expense related to certain of our outstanding convertible notes, $800,000 of non-cash pretax stock-based compensation expense and $8.8 million of restructuring expense in the quarter. All of these charges and amortization total approximately $10.9 million for the first quarter.

On a pro forma basis, excluding the restructuring charges, the debt-related charges, and the stock-based compensation expenses for the quarter, our pro forma net loss was $39.5 million, which equates to a pro forma net loss of $1.25 per share.

Now looking at our revenues on a geographic basis, our total Americas revenue for the first quarter was approximately $20.7 million or 48% of revenue. Our total Asia-Pacific sales were approximately $7.7 million or 18% of revenue, and total European and other international revenues were $14.9 million or approximately 34% of revenue.

In the first quarter, antenna systems product group sales totaled $20.8 million or 48% of total revenue. Base station subsystem sales totaled $10.2 million or 24% of revenue and covered solutions sales totaled $12.3 million or 28% of revenue. Our total 2G and 2.5G related sales were approximately $23.3 million or 54% of revenue. 3G related sales were approximately $13.5 million or 31% of revenue and our 4G sales, which includes LTE, were approximate $6.5 million or 15% of revenue.

In terms of our customer profile in the fourth quarter, total OEM sales account for approximately 32% of our total revenues, and direct and operator sales account for approximately 68%.

Moving on to gross margins on a GAAP basis, our total consolidated gross profit margin was a loss of 38.1% in the first quarter. In our press release on page 3, there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis excluding stock compensation expense which totaled approximately $100,000 and restructuring and impairment charges which totaled $5.6 million, our pro forma gross profit margin was a negative 24.9%. On a GAAP basis, our total cost of goods includes additional inventory related charges totaling approximately $9.7 million. This amount represents approximately 22.4% of gross margin for the quarter.

Our gross margin was impacted by the lower revenues in the first quarter, as well as the additional charges incurred in the quarter.

Next, I will review our operating expenses for the first quarter. Our sales and marketing expenses were $7.8 million, research and development expenses were $13 million, and G&A expenses were $10.3 million. Our total operating expenses, including $700,000 of stock compensation expense and $3.2 million of restructuring and impairment charges, were $34.3 million for the quarter.

On a pro forma basis, excluding restructuring charges and stock compensation expense, our total operating expenses equaled approximately $30.4 million. In conjunction with our restructuring activities, we expect to see sequential reductions in our operating expenses as we proceed through this year.

In terms of other income and expense, we recorded a total of approximately $4 million of other expense in the first quarter of 2012, including other expense of approximately $1.3 million of non-cash debt interest accretion associated with our 2  3/4% convertible senior subordinated notes due 2041.

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

In addition during the quarter, we recognized a net currency translation loss of approximately $400,000. This loss is also included in other expense.

On a pro forma basis, excluding the debt related interest accretion for the quarter, our net other expense is $2.7 million. For the first quarter, we incurred a tax provision of approximately $3.1 million which includes a $2.9 million expense related to the write-off of deferred tax assets in China and Finland. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate our effective worldwide tax rates will be between approximately 10% to 15% for 2012. I want to stress that this estimate will fluctuate, based upon our actual results.

Next I will review our balance sheet. Total cash at April 1, 2012 was approximately $43.9 million of which $6.2 million is restricted cash. For the first quarter, our cash flow from operations was the use of approximately $31.7 million and our total capital spending was approximately $700,000 in the quarter. At the end of the first quarter, we completed the sale of our Finnish facility for $5.3 million, which is included in our ending cash balance. For the first quarter, our net inventory was $83 million and our total net accounts receivable was $69.7 million.

We are continuing to move forward with our restructuring plan and are well on our way in implementation. One of the selected actions we are taking is our recently announced definitive agreement to sell our China manufacturing operations to Shenzhen Tatfook Technology Co. Ltd. Under the agreement, Tatfook will acquire selected assets of our Chinese manufacturing operation and will provide us with a long-term manufacturing and supply agreement. They will be purchasing certain assets for $12.5 million, which will be fully paid to Powerwave upon closing. We expect to close this transaction prior to the end of the current quarter.

This transaction includes the assumption of our facility leases in China, the purchase of certain equipment, inventory and offers of employment to our employees located in our China manufacturing operation. Tatfook will utilize our existing facility and workforce to manufacture products that we have identified, so there will be no changes for our customers. Additionally, we will license Tatfook to manufacture and sell selected antenna and tower mount amplifier products within the China market under a license and manufacturing agreement. Tatfook will pay us an upfront license fee of $5 million upon closing of the license and manufacturing agreement, as well as ongoing royalty fees on future product sales. We are also entering into a strategic supply agreement with Tatfook to enable us to benefit from their low-cost structure and strategic manufacturing capabilities.

Now I would like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies, Inc. - CFO and Secretary

Thank you, Kevin. I would like to first state that we are focused on returning the long-term value that our shareholders deserve, as well as providing superior wireless connectivity solutions with our comprehensive intellectual property portfolio of over 700 patents approved and 300 pending.

Our customers are in the process of qualifying our new solutions, and we are seeing new wireless opportunities that we can address with our antenna products, our advanced radio technology, as well as our new pico cell technologies. These new customer activities are a positive sign of renewed strength of future planning for the current wireless industry overall.

I am very disappointed with the results in the first quarter and we are taking the steps necessary to both drive future revenue and to ensure that we maintain the appropriate cost structure during this difficult global economic environment. We believe that we have the cash resources available to us to enable us to manage through this restructuring period.

The customers and vendors are very supportive and confident in Powerwave’s future during these challenging times. Our customers are engaging the teams in challenging requirements that they have for their networks to leverage our expertise and capabilities they need for the current as well as future solutions used in the next generation of wireless networks. Our customers continue to design our products and solutions into their network and have Powerwave design advanced solutions for the next-generation needs. Our employees are focused and working hard to develop design, manufacture, and install the most advanced technology in the industry.

I want to thank both our customers and our employees for their unwavering support during this period of time, as well as their dedication.

Our business continues to be impacted by several factors including slow spending in most of the markets including the Americas, Western and Eastern Europe, as well as the Middle East. We do believe that the North American market will continue to rebound and we do see some of the major network operator customers saying that they are going to begin moving forward with more aggressive development plans and site buildouts.

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

In most markets, our customers continue to be impacted by the current economic environment, which is causing them to reduce or postpone their spending in the near term, as they reevaluate the macro-economic pressures in their individual markets. In order to protect your investment in Powerwave and ensure that we are well-positioned to compete, we have continued to implement the restructuring plan as we have outlined last quarter. Our plan is to quickly reduce the manufacturing cost structure in order to reduce the significant variance and absorption issues that you can see in our results.

We continue to move forward with our restructuring plans, as well as implementing additional cost savings measures. One significant action that we have taken is our recently announced agreement is to sell our China manufacturing operation to Tatfook Technology. Under this agreement, Tatfook will acquire select assets of our Chinese manufacturing operation and will provide us with a long-term manufacturing and supply agreement. This agreement will help drive additional operating expense reductions and drive more cost-effective operating model for Powerwave going forward, and we can expect to — this will increase and generate additional cash as our business rebounds.

Additionally, we have licensed Tatfook to manufacture and sell selected antenna and tower mounted products within the China market under a licensing and manufacturing agreement. We currently expect this restructuring plan will be completed over the next two quarters as we previously stated.

Our operating expenses we are targeting to get the quarterly rate are around the low 20s excluding non-cash compensation expenses by the end of this year.

We are taking these actions to assure that we will be positioned to capitalize upon the growth of our business once our customers start driving the improvements to coverage and capacity in their wireless networks. I want to note we have a very strong technology portfolio in products and solutions that we believe are the best in the industry. With our expertise, our solutions, our advances in superior technology to what is being currently used and developed in these markets by our competitors, our success is near. We have already had some success in the new market segments, such as we recorded initial sales of our RMDUs to the Department of Defense. We have received an annual order contract for our advanced Picocell products with a major government integrator and with an agency of the government.

In summary, I continue to be very excited about the prospects of our business over the next few years. We believe that we are targeting the right new vertical markets that will offer the best potential long-term basis for our shareholders and will allow us to leverage the industry’s best technology and solutions. In the near term, we have taken the steps and we continue to take the necessary actions to rightsize the Company in order to significantly reduce our breakeven targets and restructure Powerwave to be positioned to generate future profits on a lower revenue base.

Now I would like to turn the call over to the operator and address any questions you may have.

QUESTION AND ANSWER

Operator

(Operator Instructions). Mike Walkley, Canaccord.

Mike Walkley - Canaccord Genuity - Analyst

Ron, Kevin, is the targeted breakeven level still around $70 million? Is that how we should think about it? I will start with that question.

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

I think that target is still in that $70 million to $80 million range in that range there obviously and we are looking to hopefully get there by the end of the year.

Mike Walkley - Canaccord Genuity - Analyst

And maybe just in Q1 if you could talk about maybe the linearity in the quarter and how we should think about seasonal patterns for Q2. I know it is tough to forecast but how should we think about the trajectory of maybe getting back to those levels exiting the year of the $70 million to $80 million?

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

We had certainly hoped to see some improvement in Q1 and, as I think you know and others have already reported, we didn’t quite see the rebound across the industry as all of us had hoped to see and we did caution that Q1 is typically a little slower, but we had hoped to see a little bit of a rebound. The linearity of the flow was very, very choppy obviously and as we look here in Q2 we do see a little bit better improvement in the linearity of the orders that we have on hand.

But it’s still -- I don’t think the growth is back into the space as we all had hoped yet. I think it is a little slower yet.

Mike Walkley - Canaccord Genuity - Analyst

Okay so maybe more of a stronger back half getting closer to the $70 million, $80 million then a rebound in Q2 is a fair way to look at things?

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

I think you’ll see some improvements in Q2 but, yes, I think that is a safer assumption when you look at the macroeconomic environment.

Mike Walkley - Canaccord Genuity - Analyst

Great. And, Ron, just a question on their regions, you mentioned some weakness in Europe and US but you didn’t mention Asia. But that area was down. Is there anything in Asia that you could comment on, on that region’s business?

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

Well, actually, if you look at and when you look at the breakout as I do, Asia was down as a percent but a lot of that is dependent on the OEM business as you know, Mike, and I think some of the OEMs have announced a little bit of slowness that they had seen there. The direct operator business we were somewhat pleased with what performance we have seen in the APAC region direct.

Mike Walkley - Canaccord Genuity - Analyst

Okay, great. No, that is helpful. Thanks for taking my questions. I will pass it on.

Operator

Peter Misek, Jefferies.

Jason North - Jefferies & Company - Analyst

This is [Jason North] for Peter. My question is about the visibility here mainly in North America and, again, it looks like looking at for the second half ramp there and is that the — is that mainly going to be Q3 you think or more Q4? Any kind of commentary there would be helpful.

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

We are really focusing on seeing some rebound and we believe we will see some rebound in Q3, but primarily the focus that we are hearing and the plans are built on seeing Q4 as a pretty healthy quarter across most of the carriers, because some of their network design plans are going to be released that they are currently developing. So we are targeting to have ourselves prepared and rightsized and positioned for that growth in Q3 timeframe but starting to really ramp in Q4.

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

Jason North - Jefferies & Company - Analyst

And how do you feel your share position is at some of those customers? Have they got any concerns about financial difficulties and such?

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

No, as I said, our customers have been very supportive and they have been designing us into the next generation of products and the next generation of solutions that they are trying to deploy in their networks. So we feel very good about that and the market share and as many of or some of our competitors who you have visibility to have indicated things are slow there as well. I’m certain that the competitors always would like to kick you when you’re down and, certainly, we are in a position to where we want to demonstrate that we are here and we will be here for the long term.

Jason North - Jefferies & Company - Analyst

Okay. As we look into Q2, how should we think about gross margins?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

Well, I think we obviously should see some improvement. We had additional charges going through here in the first quarter and, obviously, very poor absorption. So we should definitely see improvement but we are not setting a firm — we are not obviously giving guidance in this situation. So we don’t have a firm number but we should see a path to improvement over the course of the year, especially — I mean the issue of a lot of our savings will be driven by our manufacturing consolidation. That won’t be completed until toward the end of this quarter, so the full benefits don’t come until later in the year.

Jason North - Jefferies & Company - Analyst

Okay. Thank you.

Operator

[Amer Tiwana], BRT Capital.

Amer Tiwana - BRT Capital Markets - Analyst

I have a question regarding what kind of sources do you have in terms of assets? I know you have done some deals in order to raise liquidity. You have about $44 million in cash, it seems. What’s available on your revolving credit facility and I know you are expecting some money from the Chinese deal coming in. Is that really all the sources of cash that you’re looking at? Or are there other deals that are in the pipeline?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

Well, I think you know we — obviously, the Chinese, our transaction there will provide some definite cash, additional cash to the Company. In total there is about $17.5 million in cash initially and then through the strategic supply agreement there’s other opportunities down the road there. So that’s there.

In terms of asset sales and stuff, we’re not — we think we have a core group there so we are not looking for that. But, clearly, we will continue to look at financing options and those types of things and availability and alternative financing options. So that is part of the things that we will look at, and obviously we have in terms of an asset base that isn’t on the balance sheet, we have a very strong IP portfolio and we will continue to try to gain value from that as well.

Amer Tiwana - BRT Capital Markets - Analyst

Would that be from the selling of IP or potentially licensing of IP? I mean can you comment?

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

It could be a combination of both.

Amer Tiwana - BRT Capital Markets - Analyst

You know, I am not that familiar with your Chinese operations. Could you comment on what this deal really is in terms of your handing over the manufacturing or — and do you have any other operations in China? What percentage of your revenue do you think is now going off as part of the deal? Can you give us some color?

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

Well, the other entity or other manufacturing sites that we have are not in China. First of all, they are in Thailand, and those are entities and facilities that we own there. What is going to occur is, yes, they are going to be manufacturing our products. They are a large manufacturing company that has great vertical integration capabilities. They do a lot of the housings. They have PCBA capabilities. They have very comprehensive products around cables, connectors. They can do a lot of the integration and work and they have the supply chain capability that we currently utilize externally.

So that is going to, one, drive some synergies for the combined company. It is going to help us with shortening our lead times in our supply, and it gives us some cost benefits that we currently do not have.

The real advantage for Powerwave and for Tatfook they have a very good customer reach within the China market. They will be able to take advantage of that technology that Powerwave has and being a Chinese local company I think that they will have a little more success than any American company would have in the China market. They are very successful today and we envision that our sales of our technology around antennas and tower mounted amplifiers will grow there, which equates to good market share and use and utilization of that factory as well as royalties coming back to Powerwave.

Amer Tiwana - BRT Capital Markets - Analyst

Understood. Thank you very much.

Operator

Randy Laufman, Imperial Capital.

Randy Laufman - Imperial Capital - Analyst

Just wanted to ask about the cost restructuring, specifically related to the initiatives you announced last quarter. Wondering if there was any delay or hold up in some of those initiatives? It doesn’t look like SG&A came down at all this quarter. You indicated you were well on the path to realizing those cost reductions last quarter. So, wondering if there was a hold up in some of those reductions?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

No, I think we did have some reductions there. We did suffer some additional expenses in sales and marketing that normally are higher in the first quarter. There’s some trade show expenses there. We had some bad debt expense. So, and also a lot at the reductions were international. So, notices were given so some of the stuff didn’t happen toward the end of the quarter. So we really didn’t see the full impact.

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

But in terms of our schedule and our plan we are pretty close to the plan. So we — as we stated, we should see sequential reductions here and, clearly, the Chinese operation while it is obviously in cost of goods sold, there’s also significant portion in operating expenses that will benefit. And you will see a lot of that hitting us for the third quarter.

Randy Laufman - Imperial Capital - Analyst

Okay and just touching on the Chinese operations. Can you give us any idea of what the royalty structure will be like? Whether it is a simple percentage of revenue, if it is a flat percentage, et cetera?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

It is a percentage of revenue. We’ll just leave it at that.

Randy Laufman - Imperial Capital - Analyst

Okay, and then you mentioned that part of the sale includes the sale of inventory. Was wondering if you could maybe quantify how much of the sale includes the inventory and what kind of inventory reduction we might see as a result of the sale of those assets?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

What it involves is, obviously, they are taking over our manufacturing operation there. So there is material there in inventory. As they take it over they are taking over the facility, maintaining manufacturing in the same operation. So they will be procuring from us the inventory that we have on hand or brought in the raw materials. And they will procure those as they build the products from us.

So the exact amount I don’t have handy, but it will be additional over and above the initial payment amounts.

Randy Laufman - Imperial Capital - Analyst

Okay, and then just finally on this transaction, are there any risks to the closing of it? Is it pending any sort of approval or financing? Any risks to the closing?

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

No, there is no pending financial needs from any outside banks. They have the funding internally to do this transaction. There is no government approval needed to be done on this entity. It’s a matter of us executing and getting everyone completed on a due diligence necessary to transfer the technology as well as the manufacturing capabilities in a timely manner.

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

And they’ve already made a significant down payment on the purchase price.

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

Right.

Randy Laufman - Imperial Capital - Analyst

Okay, thanks a lot.

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

Thank you.

Operator

Arun Seshadri, Credit Suisse.

Arun Seshadri - Credit Suisse - Analyst

First, I just wanted to get a sense for cost of goods sold line. You know, pro forma for this sale to — of your manufacturing facilities in China, can you give us any idea of what type of growth — cost of goods sold, the gross margin benefit that alone represents?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

Well, it is hard. I mean, I would say that that should allow us at revenue levels in the lower ranges of $70 million, it should allow us once the sale is complete to see margins in the mid to high 20s. You know, it should clear out a lot of overhead poor absorption and obviously that improves when we drive revenues back to some more historical levels.

Arun Seshadri - Credit Suisse - Analyst

So at, say, $70 million revenue level or mid-70s revenue levels, gross margin in the mid to high 20s, you said?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

Yes. I mean mix is always can have an impact but in that kind of range is where we think we will eventually get to.

Arun Seshadri - Credit Suisse - Analyst

Okay and but that is just from this transaction, right?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

Right. And it is the combined — it’s — big focus of this transaction and the actions that we have taken leading up to this we have been simplifying our structures, streamlining costs. We have been making reductions as part of our restructuring effort so it’s a combination, but the manufacturing consolidation is the single biggest piece. There are some other actions we have been doing as well that are contributing to it but this is the significant big piece.

Arun Seshadri - Credit Suisse - Analyst

Okay, appreciate that. And then as far as OpEx goes, your current OpEx run rate sort of around $30 million to $31 million. Can you give us some idea for how that should trend toward your low 20 target?

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

Well, we think — you know, as we stated previously, we think we should get down to the low 20s by the end of the year. So I think you’ll see some — you are definitely going to see sequential declines as we go through here. There’s actions that we have already taken that will further show up here in the second quarter and, also, as part of the manufacturing operation, there is a significant amount of operating expenses associated with that as well that will also come out once that transaction is completed.

So, over the next couple of quarters you’ll see stepdowns in those numbers. So — and we have taken actions. We — a lot of it takes a while to be fully implemented but those are well on their way.

Arun Seshadri - Credit Suisse - Analyst

Okay so, generally, roughly linear reduction in OpEx through the end of the year?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

It is not a — linear, I think, is more kind of some step functions. It is not a straight straight, linear line but there are some step functions.

Arun Seshadri - Credit Suisse - Analyst

Okay. Any color at all you can tell us in terms of how much of it will be done in the first quarter, second quarter, third quarter, that level of precision or no?

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

I really don’t want to get that level of precision. I mean, I think you know what I’d just stick with, you are going to see some sequential reductions here.

Arun Seshadri - Credit Suisse - Analyst

Okay, appreciate that. And then finally as far as your cash position goes, you know, assuming revenue does not pick up appreciably from current levels, it feels like you will still burn over $20 million of cash in the second quarter. So I guess one of the overarching questions is from a restructuring standpoint, do you expect that your revenue very quickly recovers the $70 million or above range or do you have additional restructuring plans contemplated if you don’t see a recovery? Because it doesn’t look like you have more than a couple of quarters before your cash becomes a problem.

Ron Buschur - Powerwave Technologies, Inc. - CFO and Secretary

No. We absolutely think that there’s improvements that you’ll see from a sales perspective and we have plans in place if we don’t see sales improving that will further reduce our operating expenses on an ongoing basis. But I guess maybe your analysis isn’t quite the same as ours on the cash flow burn going forward.

Arun Seshadri - Credit Suisse - Analyst

Okay so you expect less than a $20 million cash burn in Q2. Is that fair?

Ron Buschur - Powerwave Technologies, Inc. - CFO and Secretary

Well. what I said is we certainly believe that the sales coming in and the opportunities that we have should allow us to do better than the type of projections that you have in your model.

MAY 03, 2012 / 09:00PM GMT, PWAV - Q1 2012 Powerwave Technologies Earnings Conference Call

Arun Seshadri - Credit Suisse - Analyst

Okay. Appreciate that. And as far as visibility into Q2 goes, any color you can give us in terms of what you’ve seen so far the first four weeks of the quarter? What type of cadence there is in the booking so far?

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

Well, we are in much better shape; we’re seeing better bookings than what we had obviously in Q1 at this time. And we believe that hopefully will continue as we go through the quarter.

Arun Seshadri - Credit Suisse - Analyst

Okay, appreciate it. Appreciate the time.

Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

Thank you.

Operator

Thank you. I will now turn the conference back over to management for closing remarks.

Ron Buschur - Powerwave Technologies, Inc. - President and CEO

I want to thank everyone for joining us today and your continued interest and support in Powerwave Technologies. We look forward to sharing with you our results for the second quarter of 2012.

Operator

Thank you. This concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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